EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2023 Financial Results

MIAMI, May 01, 2023 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2023 and provided guidance for the second quarter and full year 2023.

First Quarter 2023 Highlights:

  Total revenue of $1.8 billion, GAAP net loss of $(159.3) million or EPS of $(0.38).
  Achieved Adjusted EBITDA of $234 million and Adjusted EPS of $(0.30), above guidance of $195 million and $(0.45) respectively.
  Company met or exceeded guidance for all key metrics in the first quarter.
  Sequential Occupancy improvement to approximately 101.5% in the quarter, exceeding guidance of 100%.
  Total revenue per Passenger Cruise Day increased approximately 17.5% as-reported and 18.3% in constant currency, compared to the same period in 2019.
  Gross Cruise Costs per Capacity Day was approximately $298 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency of approximately $161 was better than guidance of $165 as certain efficiencies and cost savings from the Company’s ongoing margin enhancement initiative were realized earlier than anticipated.
  Cumulative booked position for the remainder of 2023 continues to be at record levels and at higher pricing.
  Full year 2023 Adjusted EPS guidance improved to approximately $0.75 reflecting first quarter outperformance partially offset by higher anticipated fuel costs and foreign exchange for the remainder of 2023. Adjusted EBITDA is still expected to be in the range of $1.8 to $1.95 billion.

CEO Retirement and Succession Plan

As previously announced, Frank J. Del Rio is retiring and stepping down from his position as the Company’s President and Chief Executive Officer, and from its Board of Directors, effective June 30, 2023. Del Rio will serve in a consultant capacity as a Senior Advisor to the Board through 2025. Harry J. Sommer, a 15-year veteran of Norwegian Cruise Line Holdings and former President of the Company’s largest cruise line, Norwegian Cruise Line (“NCL”), has been appointed to succeed Del Rio and will also join the Board of Directors, effective July 1, 2023.

“It has been an honor and privilege to lead the world-class team at Norwegian Cruise Line Holdings for the past eight years,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “With the post-pandemic operational recovery complete and the Company solidly positioned for 2023 and beyond, now is the right time to make way for the next generation of leaders who are ready to take this Company on to its newest chapter. Harry is a deeply experienced and strategic leader and I have full confidence that this iconic Company will not skip a beat with him at the helm.”

“On behalf of the entire team at Norwegian Cruise Line Holdings, I want to thank Frank for his invaluable contributions as he brought together three of the industry’s leading brands – Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises – to form the best cruise operator in the industry,” said Harry Sommer, president and chief executive officer-elect of Norwegian Cruise Line Holdings Ltd. “Frank has been a friend and mentor for decades, and I look forward to building upon his unequaled legacy.”

Sommer added, “We are embarking on an exciting new chapter with an industry-leading growth profile including one new ship for each of our brands in 2023, beginning with Oceania Cruises’ outstanding Vista which we took delivery of just last week. We are also focused on improving profitability and accelerating our financial recovery, while maintaining the superior service levels and the exceptional guest experience our loyal guests expect from our amazing brands as well as advancing our efforts to drive a positive impact on society and the environment through our Sail & Sustain program. We continue to experience healthy demand across the board as evidenced by our record booked position as well as robust onboard revenue generation.”

Business, Operations and Booking Environment Update

The Company continued its phased Occupancy ramp-up in the first quarter of 2023 achieving a 15-point sequential improvement to approximately 101.5%, exceeding guidance of approximately 100%. The phased Occupancy ramp-up is expected to be complete in the second quarter at approximately 105%. As planned, this is slightly lower than the second quarter of 2019, reflecting the Company’s strategic shift to longer, more immersive itineraries. Full year 2023 Occupancy, which reflects the phased voyage ramp-up, is expected to average 103.5%, consistent with prior guidance.

On the heels of a very strong WAVE season, the Company continues to experience strong consumer demand. Cumulative booked position for the remainder of 2023 is ahead of 2019 levels inclusive of the Company’s approximately 18% increase in capacity, at continued higher pricing. As of March 31, 2023, the Company’s advance ticket sales balance, including the long-term portion, was a record $3.4 billion, approximately 26% higher than the prior quarter and approximately 60% higher than the first quarter of 2019. Onboard revenue generation remains robust, and the Company continues to focus on increasing its pre-sold revenue from guests prior to voyage sailing, as this typically results in higher overall spend throughout the cruise journey.

Total revenue per Passenger Cruise Day was up approximately 17.5% as-reported and approximately 18.3% in constant currency in the first quarter of 2023 versus 2019. Looking ahead, full year guidance remains unchanged at Net Per Diem growth in the range of 9.0 to 10.5% and Net Yield growth in the range of 5.0 to 6.5%, both on a constant currency basis and compared to 2019.

The Company continues to focus on efforts to maximize revenue opportunities and right size its cost base in order to strengthen the foundation for sustained, profitable growth. Gross Cruise Costs per Capacity Day was approximately $301 in constant currency in the quarter, compared to $323 in the second half of 2022. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency in the first quarter of 2023 was approximately $161, lower than the second half of 2022 at $187, and improved versus guidance of $165 as cost savings from the ongoing margin enhancement initiative were realized earlier than anticipated. Based on initiatives already identified and implemented, the Company expects this metric to show continued modest sequential improvement throughout 2023.

Liquidity and Financial Recovery Plan

The Company continues to prioritize enhancing liquidity and financial flexibility in the current environment while seeking opportunities to optimize its balance sheet and reduce leverage. As of March 31, 2023, the Company’s total debt position was $13.1 billion and the Company’s liquidity was approximately $1.9 billion, consisting of $701 million of cash and cash equivalents, nearly $600 million of availability under its Revolving Loan Facility and a $650 million undrawn commitment. The Company also has an incremental $300 million unsecured and undrawn commitment through January 2, 2024, which enhances future liquidity as it becomes available to draw on October 4, 2023.

The Company has taken the following additional action to enhance its liquidity profile and financial flexibility since its fourth quarter and full year 2022 earnings report:

  In April 2023, the Company increased its export-credit agency backed commitments by approximately €1.7 billion to finance improvements, changes and modifications to certain newbuilds, owners’ supplies associated with preparing these ships to enter service and related financing premiums. These changes include the previously communicated modification and enlargement of the last four Prima Class vessels which will increase their gross tonnage by up to 20% compared to Norwegian Prima and Norwegian Viva. This also includes modifications to create a Methanol-Ready configuration for the final two Prima Class vessels.

“As we continue to focus on rebuilding our financial track record, we are pleased to report that we met or exceeded guidance on all key metrics in the first quarter, buoyed by the strong consumer demand we are experiencing across our brands,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “The results of our ongoing margin enhancement initiative are already starting to reflect in our financial results during the quarter, as evidenced by the significant sequential improvement in our operating costs. We will continue to capitalize and build on this momentum as we remain keenly focused on strategically improving our margins while maintaining our brands’ strong and unique positioning.”

First Quarter 2023 Results

GAAP net loss was $(159.3) million or EPS of $(0.38) compared to net loss of $(982.7) million or EPS of $(2.35) in the prior year. The Company reported Adjusted Net Loss of $(127.7) million or Adjusted EPS of $(0.30) in first quarter 2023. This compares to Adjusted Net Loss and Adjusted EPS of $(760.5) million and $(1.82), respectively, in first quarter 2022. Adjusted EBITDA in the first quarter was approximately $234.2 million.

Revenue increased to $1.8 billion compared to $521.9 million in first quarter 2022 due to the phased ramp up of cruise voyages. Total cruise operating expense increased in 2023 compared to 2022, due to the full resumption of voyages, which resulted in higher payroll, fuel, and direct variable costs of fully operating ships. Costs for certain items were also impacted by lagging inflationary pressures. Gross Cruise Costs per Capacity Day was approximately $298 in the quarter as-reported and $301 in constant currency. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency was approximately $161, reflecting an approximately 14% decrease compared to the second half of 2022 as benefits from the Company’s ongoing margin enhancement initiative are taking effect.

Fuel price per metric ton, net of hedges, increased to $779 from $724 in 2022. The Company reported fuel expense of $194.9 million in the period.

Interest expense, net was $171.3 million in 2023 compared to $327.7 million in 2022. 2023 included lower extinguishment of debt and debt modification costs, which were $2.4 million in 2023 compared to $188.4 million in 2022. Excluding this, interest expense increased primarily as a result of higher rates.

Other income (expense), net was expense of $(9.0) million in 2023 compared to income of $38.1 million in 2022. In 2023, the expense primarily related to losses on foreign currency remeasurements. In 2022, the income primarily related to gains on fuel swaps not designated as hedges and foreign currency remeasurements.

Outlook and Guidance

In addition to announcing the results for the first quarter 2023, the Company also provided guidance for the second quarter and full year 2023, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2023 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2023 Guidance
	Second Quarter 2023		Full Year 2023[1]
	As Reported	Constant Currency	As Reported	Constant Currency
Net Per Diem vs. 2019	5.00% to 5.75%	5.50% to 6.25%	8.50% to 10.00%	9.00% to 10.50%
Net Yield vs. 2019	2.00% to 2.75%	2.50% to 3.25%	4.50% to 6.00%	5.00% to 6.50%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. $159		Approx. $159
Capacity Days	Approx. 5.5 million		Approx. 22.75 million
Occupancy	Approx. 105%		Approx. 103.5%
Adjusted EBITDA	Approx. $485 million		$1.8 to $1.95 billion
Adjusted EPS[2]	Approx. $0.25		Approx. $0.75
Depreciation and Amortization	Approx. $200 million		Approx. $815 million
Adjusted Interest Expense, net	Approx. $175 million		Approx. $715 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS[2]	Approx. $15 million Approx. $0.03		Approx. $49 million Approx. $0.11
Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS[2]	Approx. $6 million Approx. $0.01		Approx. $17 million Approx. $0.04

(1)	Sensitivities for Adjusted EBITDA and Adjusted EPS are for the remainder of 2023.
(2)	Based on midpoint of guidance and using a share count of approximately 460 million for both second quarter 2023 and full year 2023 Adjusted EPS. Adjusted EPS is calculated using the if-converted method and therefore excludes approximately $5 million of interest expense in the second quarter of 2023 and approximately $18 million for full year 2023 associated with its exchangeable notes.

The following reflects the foreign currency exchange rates the Company used in its second quarter 2023 guidance.

Current Guidance
Euro	$1.08
British pound	$1.23
Australian Dollar	$0.67
Canadian Dollar	$0.74

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2023	Full Year 2023
Fuel consumption in metric tons[1]	235,000	980,000
Fuel price per metric ton, net of hedges[2]	$740	$720
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.05

(1)	Fuel consumption for the full year 2023 is expected to be split approximately evenly between heavy fuel oil and marine gas oil
(2)	Fuel prices are based on forward curves as of 4/21/23
(3)	For the remaining quarters of 2023

As of March 31, 2023, the Company had hedged approximately 53% and 13% of its total projected metric tons of fuel consumption for the remainder of 2023 and 2024, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) which is hedged utilizing Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2023	2024
% of HFO Consumption Hedged[1]	29%	-
Blended HFO Hedge Price / Metric Ton	$571	-
% of MGO Consumption Hedged	76%	25%
Blended MGO Hedge Price / Metric Ton	$705	$736
Total % of Consumption Hedged	53%	13%

(1)	Both USGC and Brent include derivatives representing accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for first quarter of 2023 were $135 million. Anticipated non-newbuild capital expenditures for full year 2023 are expected to be approximately $450 million including approximately $115 million in the second quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.5 billion, $0.2 billion and $0.4 billion for the full years ending December 31, 2023, 2024 and 2025, respectively. Net newbuild-related capital expenditures for the first quarter of 2023 were approximately $77 million and are expected to be approximately $203 million for the second quarter of 2023.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Revamped Company’s climate action strategy to focus on three key pillars: Efficiency, Innovation and Collaboration. Also established new short- and near-term GHG reduction targets to support the Company’s ambitious pursuit of net zero by 2050. Company is targeting a reduction in GHG intensity by 10% by 2026 and 25% by 2030, compared to a 2019 baseline with intensity measured on a per Capacity Day basis. For more information view a press release here and video here.

Fleet and Brand Updates

  Oceania Cruises took delivery of its new ship Vista on April 28, 2023 in Genoa, Italy marking the first newbuild addition to the brand’s fleet in over a decade. The 67,000-ton, 791-foot-long Vista is the first of two 1,200-guest next-generation Allura Class ships and will be christened on May 8, 2023 in Valletta, Malta.
  Announced plan to improve connectivity for guests and crew at sea by offering SpaceX’s Starlink high-speed internet on its ships across its three brands. Starlink is currently being tested and the Company intends to rollout this game-changing technology across its entire world-class fleet in a phased manner. Learn more here.
  Oceania Cruises named celebrated Italian-American chef, author, restaurateur and Emmy Award-winning food personality Giada De Laurentiis as godmother of its newest ship Vista, debuting May 2023. Multiple Grammy and Emmy Award-winning singer, pianist and actor Harry Connick Jr. will appear alongside De Laurentiis at the star-studded christening and naming ceremony, taking place on May 8 in Valletta, Malta. Learn more here.
  Norwegian Cruise Line announced Tony Award-nominated “Beetlejuice” The Musical as the headline production aboard its newest groundbreaking ship, Norwegian Viva. Learn more here.

Other Highlights

  Effective April 1, 2023, David Herrera was appointed to succeed Harry Sommer as President of Norwegian Cruise Line. Herrera is an 8-year Company veteran and previously served as the line’s Chief Consumer Sales and Marketing Officer. Learn more here.

Conference Call

The Company has scheduled a conference call for Monday, May 1, 2023 at 10:00 a.m. Eastern Time to discuss first quarter 2023 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 30 ships with over 60,000 berths, these brands offer itineraries to approximately 500 destinations worldwide. NCLH has seven additional ships scheduled for delivery through 2028, comprising over 19,000 berths.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (Loss), adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted income (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Operating Credit Facility. Consists of the $875.0 million senior secured revolving credit facility and the senior secured term loan A facility having an outstanding principal amount of approximately $0.8 billion as of March 31, 2023.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted EPS and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis and believe they are relevant measures of our revenue performance because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impacts of the COVID-19 pandemic, Russia’s invasion of Ukraine and general macroeconomic conditions, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic, Russia’s invasion of Ukraine and the impact of general macroeconomic conditions. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31
	2023	2022

Revenue
Passenger ticket	$1,208,841	$342,455
Onboard and other	613,098	179,485
Total revenue	1,821,939	521,940
Cruise operating expense
Commissions, transportation and other	409,684	87,958
Onboard and other	119,697	32,550
Payroll and related	304,155	240,727
Fuel	194,868	135,509
Food	95,966	39,516
Other	156,048	199,153
Total cruise operating expense	1,280,418	735,413
Other operating expense
Marketing, general and administrative	336,013	296,207
Depreciation and amortization	194,790	179,076
Total other operating expense	530,803	475,283
Operating income (loss)	10,718	(688,756)
Non-operating income (expense)
Interest expense, net	(171,257)	(327,685)
Other income (expense), net	(8,955)	38,120
Total non-operating income (expense)	(180,212)	(289,565)
Net loss before income taxes	(169,494)	(978,321)
Income tax benefit (expense)	10,173	(4,393)
Net loss	$(159,321)	$(982,714)

Weighted-average shares outstanding
Basic	422,655,215	417,734,591
Diluted	422,655,215	417,734,591

Loss per share
Basic	$(0.38)	$(2.35)
Diluted	$(0.38)	$(2.35)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31
	2023	2022

Net loss	$(159,321)	$(982,714)
Other comprehensive income (loss):
Shipboard Retirement Plan	64	2,476
Cash flow hedges:
Net unrealized gain (loss)	(18,475)	39,304
Amount realized and reclassified into earnings	(9,874)	(7,502)
Total other comprehensive income (loss)	(28,285)	34,278
Total comprehensive loss	$(187,606)	$(948,436)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$700,600	$946,987
Accounts receivable, net	259,289	326,272
Inventories	145,948	148,717
Prepaid expenses and other assets	538,833	450,893
Total current assets	1,644,670	1,872,869
Property and equipment, net	14,508,426	14,516,366
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,598,936	1,569,800
Total assets	$18,350,691	$18,557,694
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,210,248	$991,128
Accounts payable	203,233	228,742
Accrued expenses and other liabilities	1,109,029	1,318,460
Advance ticket sales	3,177,026	2,516,521
Total current liabilities	5,699,536	5,054,851
Long-term debt	11,920,504	12,630,402
Other long-term liabilities	830,199	803,850
Total liabilities	18,450,239	18,489,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 424,158,982 shares issued and outstanding at March 31, 2023 and 421,413,565 shares issued and outstanding at December 31, 2022	424	421
Additional paid-in capital	7,631,028	7,611,564
Accumulated other comprehensive income (loss)	(505,364)	(477,079)
Accumulated deficit	(7,225,636)	(7,066,315)
Total shareholders' equity (deficit)	(99,548)	68,591
Total liabilities and shareholders' equity	$18,350,691	$18,557,694

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31
	2023	2022
Cash flows from operating activities
Net loss	$(159,321)	$(982,714)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	210,676	195,464
(Gain) loss on derivatives	4,404	(19,779)
Loss on extinguishment of debt	2,434	188,433
Provision for bad debts and inventory obsolescence	1,199	1,294
Share-based compensation expense	28,155	32,792
Net foreign currency adjustments	1,021	(4,126)
Changes in operating assets and liabilities:
Accounts receivable, net	65,391	618,853
Inventories	2,812	(24,141)
Prepaid expenses and other assets	(127,192)	(632,610)
Accounts payable	(25,926)	(136,767)
Accrued expenses and other liabilities	(168,581)	(25,587)
Advance ticket sales	668,261	417,877
Net cash provided by (used in) operating activities	503,333	(371,011)
Cash flows from investing activities
Additions to property and equipment, net	(237,676)	(165,284)
Proceeds from maturities of short-term investments	—	240,000
Other	1,320	4,940
Net cash provided by (used in) investing activities	(236,356)	79,656
Cash flows from financing activities
Repayments of long-term debt	(1,821,412)	(935,444)
Proceeds from long-term debt	1,330,622	2,073,175
Proceeds from employee related plans	2,618	2,557
Net share settlement of restricted share units	(11,306)	(11,961)
Early redemption premium	—	(172,012)
Deferred financing fees	(13,886)	(34,767)
Net cash provided by (used in) financing activities	(513,364)	921,548
Net increase (decrease) in cash and cash equivalents	(246,387)	630,193
Cash and cash equivalents at beginning of the period	946,987	1,506,647
Cash and cash equivalents at end of the period	$700,600	$2,136,840

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Passenger Cruise Days and per Passenger Cruise Day data):

	Three Months Ended
	March 31
			2023
			Constant Currency
	2023		compared to 2019		2019

Total revenue	$1,821,939		$1,835,356		$1,403,630
Less:
Total cruise operating expense	1,280,418		1,289,860		826,651
Ship depreciation	181,569		181,569		152,851
Gross margin	359,952		363,927		424,128
Ship depreciation	181,569		181,569		152,851
Payroll and related	304,155		304,554		223,107
Fuel	194,868		194,882		98,253
Food	95,966		96,487		55,045
Other	156,048		161,535		141,569
Adjusted Gross Margin	$1,292,558		$1,302,954		$1,094,953

Passenger Cruise Days	5,497,106	-	5,497,106	-	4,975,440
Capacity Days	5,415,547		5,415,547		4,716,929

Total revenue per Passenger Cruise Day	$331.44		$333.88		$282.11
Gross margin per Passenger Cruise Day	$65.48		$66.20		$85.24
Net Per Diem	$235.13		$237.03		$220.07

Gross margin per Capacity Day	$66.47		$67.20		$89.92
Net Yield	$238.68		$240.60		$232.13

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended					Six Months Ended
	March 31					December 31
			2023
			Constant Currency
	2023		compared to 2019		2019	2022
Total cruise operating expense	$1,280,418		$1,289,860		$826,651	$2,458,357
Marketing, general and administrative expense	336,013		337,826		248,942	753,818
Gross Cruise Cost	1,616,431		1,627,686		1,075,593	3,212,175
Less:
Commissions, transportation and other expense	409,684		412,705		229,264	690,481
Onboard and other expense	119,697		119,697		79,413	229,227
Net Cruise Cost	1,087,050		1,095,284		766,916	2,292,467
Less: Fuel expense	194,868		194,882		98,253	370,127
Net Cruise Cost Excluding Fuel	892,182		900,402		668,663	1,922,340
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578		578		534	1,399
Non-cash share-based compensation (2)	28,155		28,155		26,999	50,723
Restructuring costs (3)	-		-		-	12,140
Redeployment of Norwegian Joy (4)	-		-		5,016	-
Adjusted Net Cruise Cost Excluding Fuel	$863,449		$871,669		$636,114	$1,858,078

Capacity Days	5,415,547		5,415,547		4,716,929	9,948,281

Gross Cruise Cost per Capacity Day	$298.48		$300.56		$228.03	$322.89
Net Cruise Cost per Capacity Day	$200.73		$202.25		$162.59	$230.44
Net Cruise Cost Excluding Fuel per Capacity Day	$164.74		$166.26		$141.76	$193.23
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$159.44		$160.96		$134.86	$186.77

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Restructuring costs related to workforce reductions are included in marketing, general and administrative expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31
	2023	2022

Net loss	$(159,321)	$(982,714)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,010	1,012
Non-cash share-based compensation (2)	28,155	32,792
Extinguishment and modification of debt (3)	2,434	188,433
Adjusted Net Loss	$(127,722)	$(760,477)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	422,655,215	417,734,591
Diluted loss per share	$(0.38)	$(2.35)
Adjusted EPS	$(0.30)	$(1.82)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are primarily included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31
	2023	2022

Net loss	$(159,321)	$(982,714)
Interest expense, net	171,257	327,685
Income tax (benefit) expense	(10,173)	4,393
Depreciation and amortization expense	194,790	179,076
EBITDA	196,553	(471,560)

Other (income) expense, net (1)	8,955	(38,120)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	578	699
Non-cash share-based compensation (3)	28,155	32,792
Adjusted EBITDA	$234,241	$(476,189)

(1) In 2023, primarily consists of gains and losses, net for foreign currency remeasurements. In 2022, primarily consists of gains and losses, net for fuel swaps not designated as hedges and foreign currency remeasurements.

(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.